Exhibit 99.1

Press Release For immediate release

Invesco Ltd. Announces October 31, 2023 Assets Under Management

Investor Relations Contacts: Media Relations Contact:	Greg Ketron Jennifer Church Graham Galt	404-724-4299 404-439-3428 404-439-3070

Atlanta, November 9, 2023(a) --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,450.5 billion, a decrease of 2.5% versus previous month-end. The firm experienced net long-term outflows of $0.1 billion in the month. Non-management fee earning net inflows were $1.7 billion and money market net outflows were $10.9 billion. AUM was negatively impacted by unfavorable market returns which decreased AUM by $27 billion. FX decreased AUM by $0.7 billion. Preliminary average total AUM for the quarter through October 31 were $1,480.0 billion, and preliminary average active AUM for the quarter through October 31 were $961.3 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

October 31, 2023(a)	$1,450.5	$707.9	$308.3	$59.7	$198.9	$175.7
September 30, 2023	$1,487.3	$726.7	$312.6	$61.2	$209.8	$177.0
August 31, 2023	$1,527.7	$758.2	$318.7	$63.3	$207.4	$180.1
July 31, 2023	$1,570.7	$784.0	$321.6	$66.2	$217.1	$181.8
Active(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

October 31, 2023(a)	$936.5	$272.0	$262.3	$58.9	$198.9	$144.4
September 30, 2023	$966.1	$282.1	$266.6	$60.4	$209.8	$147.2
August 31, 2023	$988.8	$296.6	$271.9	$62.5	$207.4	$150.4
July 31, 2023	$1,019.6	$309.5	$275.8	$65.4	$217.1	$151.8
Passive(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

October 31, 2023(a)	$514.0	$435.9	$46.0	$0.8	$—	$31.3
September 30, 2023	$521.2	$444.6	$46.0	$0.8	$—	$29.8
August 31, 2023	$538.9	$461.6	$46.8	$0.8	$—	$29.7
July 31, 2023	$551.1	$474.5	$45.8	$0.8	$—	$30.0

(a)	Preliminary - subject to adjustment.
(b)	Passive AUM includes index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

About Invesco Ltd.
Invesco Ltd. (NYSE: IVZ) is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in more than 20 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit www.invesco.com/corporate.

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